Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

OS Therapies Incorporated

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share		457(o)	0		$0.00	$0.00	0.0001531	$0.00
Fees to be Paid	Equity	Preferred Stock, par value $0.001 per share		457(o)	0		0.00	0.00	0.0001531	0.00
Fees to be Paid	Debt	Senior Debt Securities		457(o)	0		0.00	0.00	0.0001531	0.00
Fees to be Paid	Debt	Subordinated Debt Securities		457(o)	0		0.00	0.00	0.0001531	0.00
Fees to be Paid	Other	Warrants		457(o)	0		0.00	0.00	0.0001531	0.00
Fees to be Paid	Other	Rights		457(o)	0		0.00	0.00	0.0001531	0.00
Fees to be Paid	Other	Units		457(o)	0		0.00	0.00	0.0001531	0.00
Fees to be Paid	Other	Unallocated (Universal) Shelf	(1)	457(o)	0	$		$100,000,000.00	0.0001531	$15,310.00

Total Offering Amounts:								$100,000,000.00		15,310.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$15,310.00

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Offering Note(s)

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices, and in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into shares of common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities. Also includes an indeterminate number of shares of common stock or preferred stock as may be issued from time to time by the Registrant upon exercise, conversion or exchange of any securities that provide for such issuance. Except as provided in Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), in no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $100,000,000.

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

Pursuant to General Instruction II.D. of Form S-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.

The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.

Includes consideration to be received by us, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.